FOR IMMEDIATE RELEASE
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                PROCTER & GAMBLE - FOURTH QUARTER 2002/03 UPDATE
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               P&G CONFIRMS EARNINGS GUIDANCE AT HIGH END OF RANGE


         CINCINNATI, June 5, 2003 - The Procter & Gamble Company (NYSE:PG) today confirmed that earnings for the April to June 2003 quarter should be at the high end of the prior guidance range. These results are driven by solid organic volume and sales growth and gross margin improvements, despite the interruption to Pringles(R) business from the tornado that struck the Jackson, Tenn. manufacturing facility on May 4, 2003.

         Volume and sales growth expectations have been adjusted to reflect the business impact to Pringles from the tornado. While the plant was able to resume production and shipments in about two weeks, the significant inventory damage will result in lost sales in the quarter.

         Volume is now expected to grow approximately +4% to 6%. Organic volume growth, which excludes a negative one percent impact from acquisitions and divestitures, should be approximately +five percent to +seven percent. The health care and baby & family care business units and developing market geographies continue to lead volume growth.

         Total sales growth is expected to be +6% to +7%. Foreign exchange is expected to add approximately 3% to 4% to sales growth, and acquisitions and divestiture impacts will reduce sales by one percent. Organic sales growth, which excludes the foreign exchange and acquisition and divestiture impacts, is expected to be +4% to +5%, within the company's long-term growth range for internally generated sales despite the Pringles interruption.

         Core earnings per share, which excludes restructuring program charges, are expected to grow approximately 12%, at the high end of previous company guidance and equal to current consensus estimates. Reported earnings per share, which includes restructuring charges, are expected to grow at a lower rate than core earnings per share, consistent with prior guidance.

         Core operating margin growth is expected to be in the range of 20 to 50 basis points improvement driven by solid gross margin improvements, which will be partially offset by marketing investments. Reported operating margin, which includes restructuring charges, is expected to grow at a lower rate than core operating margin, consistent with prior guidance.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the achievement of expected cost and tax savings associated with changes in the Company's organization structure; (2) the ability to achieve business plans, including growing volume profitably, despite high levels of competitive activity, especially with respect to the product categories and geographical markets in which the company has chosen to focus;
(3) the ability to manage and maintain key customer relationships; (4) the achievement of growth in significant developing markets such as China, Turkey, Mexico, the Southern Cone of Latin America, the countries of Central and Eastern Europe and the countries of Southeast Asia; (5) the ability to successfully manage regulatory, tax and legal matters, including resolution of pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas;
(7) the ability to successfully manage currency (including currency issues in Latin America), interest rate and certain commodity cost exposures; (8) the ability to manage the continued political and/or economic uncertainty in Latin America (including Venezuela) and war in the Middle East, as well as any political and/or economic uncertainty due to terrorist activities or war (including Korea); and (9) the successful acquisition, transition, integration, and operation of the Wella business. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.


ABOUT PROCTER & GAMBLE
----------------------

         Two billion times a day, P&G brands touch the lives of people around the world. Some of the nearly 300 P&G brands consumers know and use with confidence in over 160 countries around the world include: Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R). The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

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P&G MEDIA CONTACT:
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     Doug O. Shelton - 513-983-7893    (Before 9:00 a.m. ET)
     1-866-PROCTER - 1-866-776-2837    (After 9:00 a.m. ET)


P&G INVESTOR RELATIONS CONTACT:
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     John P. Goodwin  - (513) 983-2414